The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, and is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161370
Subject to Completion Dated August 9, 2010

Preliminary Prospectus Supplement
(To prospectus dated August 14, 2009)

Anadarko Petroleum Corporation

$

     % Senior Notes due 2017

We are offering $                aggregate principal amount of our     % Senior Notes due 2017, or the notes. We will pay interest on the notes on each           and          , beginning on          , 2011. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes, and will be effectively subordinated to all of our future secured indebtedness, including the senior secured revolving credit facility and the senior secured term loan facility, if any, described in more detail under “Description of other indebtedness,” and all existing and future indebtedness of our subsidiaries.

We may redeem, at our option, all or part of the notes at any time, at a make-whole redemption price plus accrued and unpaid interest to the date of redemption. See “Description of the notes—Optional redemption.” There are no sinking funds for the notes.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk factors” beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriting
			discounts and		Proceeds to us,
	Price to public(1)		commissions		before expenses(1)

Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2010.

The underwriters expect to deliver the notes to purchasers in book-entry form only, through the facilities of The Depository Trust Company, Clearstream Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about          , 2010 against payment therefor in immediately available funds.

Lead Book-Running Managers

J.P. Morgan	Barclays Capital	Citi

Credit Suisse	Deutsche Bank Securities	Goldman, Sachs & Co.

Morgan Stanley	UBS Investment Bank

Co-Managers

BofA Merrill Lynch	DnB NOR Markets	RBS

SOCIETE GENERALE	Wells Fargo Securities

          , 2010

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and other offering material related to the notes in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where you can find more information” in this prospectus supplement and in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained or incorporated by reference in this document may only be accurate on the date of this document. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate at any date other than the date on the cover page of those documents.

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part.

This prospectus supplement describes the specific terms of the notes we are offering and certain other matters relating to us. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Forward-looking statements

We have made in this prospectus supplement and in the reports and documents incorporated by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning our operations, economic performance and financial condition. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, marketing and midstream activities and those statements preceded by, followed by or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.

These forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, our assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources, capital expenditures and other contractual obligations, the supply and demand for and the price of natural gas, oil, natural gas liquids, or NGLs, and other products or services, volatility in the commodity-futures market, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes and pipeline throughput, general economic conditions, either internationally or domestically or in the jurisdictions in which we or our subsidiaries are doing business, legislative or regulatory changes, including retroactive royalty or production tax schemes, hydraulic-fracturing regulation, deepwater drilling and permitting regulations, derivatives reform, changes in state, federal and foreign corporate taxes, environmental regulation, environmental risks and liability under federal, state, foreign, and local environmental laws and regulations, the outcome of events in the Gulf of Mexico related to the Deepwater Horizon events, including the success of the relief wells in permanently plugging the Macondo well, BP Exploration & Production Inc.’s response and clean-up efforts, current and potential legal

S-ii

proceedings, environmental or other obligations arising under the joint operating agreement for the Macondo well, the Oil Pollution Act of 1990 and other regulatory obligations, the impact of the deepwater drilling moratorium and resulting legislative and regulatory changes on our Gulf of Mexico and international offshore operations, current and potential legal proceedings, environmental or other obligations related to Tronox Incorporated, the creditworthiness of our financial counterparties as operating partners, the securities, capital or credit markets, our ability to repay debt, the impact of downgrades to our credit rating, our ability to post required collateral, if requested, and our ability to improve our credit rating, the outcome of any proceedings related to the Algerian exceptional profits tax, the closing of the senior secured revolving credit facility on terms similar to those described in “Description of other indebtedness,” and other factors discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, in this prospectus supplement under the heading “Risk factors” and in other reports and documents incorporated by reference into this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

S-iii

Summary

This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. You should read “Risk factors” beginning on page S-7 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 for more information about important risks that you should consider before making a decision to purchase notes in this offering.

“Our,” “we,” “us” and “Anadarko” as used in this prospectus supplement and the accompanying prospectus refer solely to Anadarko Petroleum Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires.

The “Description of the notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes. We have defined certain oil and gas industry terms used in this document in the “Glossary of oil and natural gas terms” on page G-1.

Anadarko Petroleum Corporation

General

Anadarko Petroleum Corporation is among the world’s largest independent oil and natural gas exploration and production companies, with 2.3 billion BOE of proved reserves as of December 31, 2009. Our primary business segments are managed separately due to the nature of the products and services, as well as to the unique technology, distribution and marketing requirements. Our three operating segments are:

•	Oil and gas exploration and production—This segment explores for and produces natural gas, crude oil, condensate and NGLs. We have operations located onshore in the United States and in the deepwater Gulf of Mexico, as well as in Algeria and China, and activities in Brazil, Côte d’Ivoire, Ghana, Indonesia, Mozambique, Sierra Leone and other countries.

•	Midstream—This segment provides gathering, processing, treating and transportation services to Anadarko and third-party oil and gas producers. We own and operate natural-gas gathering, processing, treating and transportation systems.

•	Marketing—This segment sells most of our production, as well as hydrocarbons purchased from third parties. We actively market natural gas, oil and NGLs in the United States, and market the oil we produce in Algeria and China.

We own interests in several coal, trona (natural soda ash) and industrial mineral properties through non-operated joint ventures and royalty arrangements within and adjacent to our land grant acreage position (Land Grant). The Land Grant consists of land granted by the federal government in the mid-1800s, which passes through Colorado and Wyoming and into Utah. Within the Land Grant, we have fee ownership of the mineral rights under approximately 8 million acres.

For a further description of our business, properties and operations, you should read our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on

Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are each incorporated by reference into this prospectus supplement.

Our principal executive offices are located at 1201 Lake Robbins Dr., The Woodlands, Texas 77380, and our telephone number is (832) 636-1000.

Recent developments

Anadarko financing activities

In July 2010, we obtained firm commitments from a group of banks for $6.5 billion in new financing in the form of a $5.0 billion senior secured revolving credit facility that would mature five years after closing (the “senior secured revolving credit facility”), and a $1.5 billion senior secured term loan facility that would mature six years after closing (the “senior secured term loan facility,” and together with the senior secured revolving credit facility, the “Facilities”). The amount of the senior secured term loan facility will be reduced, dollar-for-dollar, by the principal amount of the notes issued pursuant to this offering. Upon closing, expected to occur in the third quarter of 2010, the senior secured revolving credit facility will replace our existing $1.3 billion revolving credit agreement, currently scheduled to mature in March 2013. A combination of all of the net proceeds of this offering together with borrowings under the senior secured term loan facility, if any, will be used to repay the outstanding amount of a note payable to Trinity Associates LLC, an unconsolidated affiliate of the Company (the “Midstream Subsidiary Note”). The Midstream Subsidiary Note currently is scheduled to mature in December 2012 and had approximately $1.3 billion outstanding at June 30, 2010.

The Facilities will be secured by certain of our exploration and production assets located in the United States, and 65% of the capital stock of certain of our foreign subsidiaries. The closing of the senior secured revolving credit facility is conditioned upon our issuing at least $1.5 billion combined in principal amount of notes in this offering and/or the senior secured term loan facility and the repayment of the outstanding amount on the Midstream Subsidiary Note. The closing of this offering is not conditioned upon the closing of the Facilities.

The senior secured revolving credit facility and the senior secured term loan facility, if any, will enhance our liquidity position by providing substantial additional borrowing capacity, if needed, relative to our existing revolving credit agreement, and by refinancing a substantial portion of our debt that is scheduled to mature over the next three years.

For a more detailed description of the Facilities, please see “Description of other indebtedness.”

Asset contribution to Western Gas Partners

On August 2, 2010, we agreed to a contribution of the Wattenberg gathering system and related assets located in the DJ Basin of northeastern Colorado to Western Gas Partners, LP (NYSE: WES) for total consideration of $498 million. Under the terms of the contribution agreement, we assigned to WES our 100% ownership interest in Kerr-McGee Gathering LLC, which owns the Wattenberg gathering system and related facilities, including the Fort Lupton processing plant.

WES financed the acquisition through (i) a bank-syndicated $250 million three-year, unsecured term loan (the “WES Term Loan”), (ii) a $200 million draw on WES’s revolving credit facility, (iii) $23.1 million of cash on hand and (iv) the issuance of 1,048,196 common units to Anadarko and 21,392 general partner units to Western Gas Holdings, LLC, WES’s general partner and a wholly owned subsidiary of Anadarko, at an implied price of approximately $23.28 per unit. In addition, on August 2, 2010, WES exercised the accordion feature on its revolving credit facility to increase total commitments from $350 million to $450 million, leaving $140 million in available borrowing capacity under the facility after the Wattenberg acquisition.

The WES Term Loan bears interest at LIBOR plus an applicable margin ranging from 2.50% to 3.50% depending on WES’s consolidated leverage ratio, as defined in the WES Term Loan agreement. The WES Term Loan contains various customary covenants for WES, which are substantially similar to those in WES’s revolving credit facility.

Summary of the offering

Issuer	Anadarko Petroleum Corporation.

Securities offered	$ aggregate principal amount of % Senior Notes due 2017, or the notes. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Maturity date	The notes will mature on , 2017.

Interest	Interest will accrue on the notes from , 2010 until maturity at % per year.

Interest payment dates	and of each year, beginning on , 2011.

Use of proceeds	We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net proceeds from this offering will be approximately $ million.

We will use the net proceeds of this offering, together with the borrowings under the senior secured term loan facility, if any, to repay outstanding amounts under the Midstream Subsidiary Note which as of June 30, 2010 was approximately $1.3 billion. Any net proceeds from this offering in excess of such amount will be used for general corporate purposes. Please see “Use of proceeds.”

Risk factors	See “Risk factors” beginning at page S-7 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

Indenture	We will issue the notes as a new series of debt securities under the indenture between us and The Bank of New York Mellon Trust Company, N.A., as indenture trustee.

Ranking	The notes will:

• be senior unsecured obligations;

• rank equally in right of payment with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes; and

• be effectively subordinated to any future secured indebtedness, including the senior secured revolving credit facility and the senior secured term loan facility, if any, and all existing and future indebtedness of our subsidiaries.

As of June 30, 2010, we had approximately $12.4 billion of total consolidated indebtedness, including the Midstream Subsidiary Note. As of June 30, 2010, on an as-adjusted basis after giving effect to this offering, the closing of the senior secured revolving credit facility and the repayment of the approximately $1.3 billion outstanding under the Midstream Subsidiary Note as of June 30, 2010, and assuming the principal amount issued in this offering is sufficient to replace the senior secured term loan facility in its entirety:

• other than amounts securing outstanding letters of credit as described in “Description of other indebtedness,” we would have had no secured indebtedness, and we would have had available capacity under the senior secured revolving credit facility of up to $5.0 billion, all of which would be secured if borrowed; and

• of our total consolidated indebtedness, approximately $3.7 billion would be primary indebtedness of our subsidiaries, which would be structurally senior to the notes.

The indenture places no limitation on the amount of additional senior indebtedness that may be incurred by us, which will rank equally to the notes. In addition, although the covenants in the indenture limit the amount of indebtedness that may be secured by our principal properties and by equity interests in certain of our subsidiaries without securing these notes pari passu, they will not limit the overall amount of secured indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness, some or all of which may be secured indebtedness.

Optional redemption	We may redeem, at our option, all or part of the notes at any time, at a make-whole redemption price plus accrued and unpaid interest to the date of redemption. See “Description of the notes—Optional redemption.”

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, and our ability to permit our subsidiaries, with certain exceptions, to incur debt secured by liens. These covenants also restrict our ability, with certain exceptions, to merge or consolidate with another entity.

Further issuances	We may from time to time create and issue additional notes having the same terms as the notes being issued in this offering, so that such additional notes shall be consolidated and form a single series with the notes.

Form	The notes will be represented by one or more global notes registered in the name of The Depository Trust Company, referred to as DTC, or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Delivery and clearance	We will deposit the global notes representing the notes with the trustee as custodian for DTC. You may hold an interest in the notes through DTC, Clearstream Banking S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System, directly as a participant of any such system or indirectly through organizations that are participants in such systems.

Governing law	New York.

Conflicts of interest	Affiliates of certain of the underwriters have made cash contributions to Trinity, the lender under the Midstream Subsidiary Note, in exchange for a Class B member cumulative preferred interest in Trinity in connection with the origination of the Midstream Subsidiary Note. We intend to use at least 5% of the net proceeds of this offering to repay indebtedness under the Midstream Subsidiary Note. Because, as a result of our repayment of the Midstream Subsidiary Note, the portion of the net proceeds to be paid to affiliates of J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC and RBS Securities Inc. will be at least 5% of the total net offering proceeds, not including underwriting compensation, this offering will be made in accordance with Rule 2720 of the Financial Industry Regulatory Authority, or FINRA. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as we expect the offered notes will be rated investment grade. For more information, see “Conflicts of interest.”

Risk factors

An investment in the notes involves risks. You should consider carefully the risk factors included below and under the caption “Risk factors” on page 5 of the accompanying prospectus, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 together with all of the other information included in, or incorporated by reference into, this prospectus supplement, when evaluating an investment in the notes.

Risks relating to the notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our obligations under the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy competitive, initiatives of our competitors, are beyond our control. Furthermore, potential costs and liabilities associated with the Deepwater Horizon events could materially impact our financial position, results of operations, cash flows, growth and prospects. Please see Note 2—Deepwater Horizon Events, Note 3—Deepwater Drilling Moratorium and Note 12—Commitments and Contingencies of “Notes to Consolidated Financial Statements” as well as the risk factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 for a detailed discussion of the Deepwater Horizon events and risks associated therewith. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	selling assets;

•	reducing or delaying capital investments;

•	seeking to raise additional capital; or

•	refinancing or restructuring our debt.

Under the terms of our new senior secured revolving credit facility, we will be subject to financial covenants, including a minimum collateral coverage ratio. See “Description of other indebtedness—The Facilities—Covenants and events of default.” Because any borrowing under our senior secured revolving facility will require that there be no default or event of default under that facility, including under the minimum collateral coverage ratio, any decreases in the value of the collateral we provide under the facility caused by decreases in the value of our proved reserves or by other factors could adversely affect our ability to borrow under the senior secured revolving credit facility and our financial position and liquidity.

Our inability to borrow under the senior secured revolving credit facility, to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Because a significant portion of our operations is conducted through our subsidiaries, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose.

Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries to remit money to us.

We and our subsidiaries may incur substantially more debt.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the credit agreement that will govern our senior secured revolving credit facility will contain restrictions on the incurrence of additional indebtedness, these restrictions will be subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, our senior secured revolving credit facility will provide for commitments of $5.0 billion. All borrowings under the senior secured revolving credit facility will be secured indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The terms of the credit agreement governing our senior secured revolving credit facility may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The credit agreement governing our senior secured revolving credit facility will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our senior secured revolving credit facility will require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control.

A breach of the covenants under the credit agreement governing our senior secured revolving credit facility could result in an event of default under the credit agreement. Such a default may allow the creditors to accelerate any related debt and may result in the acceleration of any other debt to which a cross-acceleration provision applies, including the notes. In addition, an event of default under the credit agreement governing our senior secured revolving credit facility would permit the lenders to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay any amounts due and payable under our senior secured revolving credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy.

The claims of creditors of our subsidiaries will be structurally senior to claims of holders of the notes.

The notes will not be guaranteed by any of our existing or subsequently acquired or organized subsidiaries. Our subsidiaries are separate and distinct legal entities. Our right to receive any assets of any of our subsidiaries upon the insolvency, liquidation or reorganization of any of our subsidiaries, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of our subsidiaries to the extent of the value of the assets. In addition, the notes will be structurally subordinated to indebtedness of our subsidiaries, including the guarantees by certain of our subsidiaries of any borrowings under our senior secured revolving credit facility and the senior secured term loan facility, if any. As of June 30, 2010, on an as-adjusted basis after giving effect to this offering and the repayment of the Midstream Subsidiary Note, our subsidiaries would have had outstanding approximately $3.7 billion of indebtedness, excluding intercompany indebtedness.

The notes will be effectively subordinated to all of our future secured debt, including the senior secured revolving credit facility and the senior secured term loan facility, if any.

The notes will not be secured by any of our property or assets. Thus, by owning a debt security, holders of the notes offered by this prospectus supplement will be our unsecured creditors. The indenture governing the notes described in this prospectus supplement and the accompanying prospectus will, subject to some limitations, permit us to incur secured indebtedness, and the notes will be effectively subordinated to any future secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. As of June 30, 2010, on an as-adjusted basis after giving effect to this offering and the closing of the senior secured revolving credit facility, and assuming the proceeds of this offering are sufficient to eliminate the need to enter into the senior secured term loan facility, we would have had no outstanding secured indebtedness other than amounts securing outstanding letters of credit as described in “Description of other indebtedness.” Any borrowings under our $5.0 billion senior secured revolving credit facility or pursuant to the senior secured term loan facility, if any, will be secured. In addition, we may incur additional secured debt in the future.

A downgrade in our credit rating could negatively impact our cost of and ability to access capital.

Standard and Poor’s and Fitch Ratings affirmed their ratings of our senior unsecured debt on August 6, 2010, and we anticipate that Moody’s Investors Service will be releasing its rating of our senior unsecured debt in the near future. We cannot assure you that our credit ratings will not be downgraded in the future. A downgrade in our credit ratings could negatively impact our cost of capital or our ability to effectively execute aspects of our strategy. If we were to be downgraded, it could be difficult for us to raise debt in the public debt markets and the cost of any new debt could be much higher than our outstanding debt.

Active trading markets for the notes may not develop, which could make it more difficult for holders of the notes to sell their notes and/or result in a lower price at which holders would be able to sell their notes.

There is currently no established trading market for the notes, and the notes will not be listed on any exchange or quoted on any automated dealer quotation system. There can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of the holders of the notes to sell their notes or the prices at which such holders would be able to sell their notes. If such markets were to exist, the notes could trade at prices that may be lower than the initial market values of the notes depending on many factors, including prevailing interest rates and our business performance. Certain of the underwriters have advised us that they currently intend to make a market in the notes after the consummation of this offering, as permitted by applicable laws and regulations. However, none of the underwriters is obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. See “Underwriting.”

Use of proceeds

We expect to receive net proceeds from this offering of approximately $      million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will use the net proceeds from this offering, together with borrowings under the term loan facility, if any, to repay amounts outstanding under Midstream Subsidiary Note which as of June 30, 2010 was approximately $1.3 billion. Any net proceeds from this offering in excess of such amount will be used for general corporate purposes.

The Midstream Subsidiary Note has an initial maturity date of December 27, 2012. Interest on the Midstream Subsidiary Note is based on the three-month LIBOR plus a margin that varies based on our credit rating. As of July 1, 2010, the effective rate under the Midstream Subsidiary Note was 1.73%.

The amount of the senior secured term-loan facility will be reduced, dollar-for-dollar, by the principal amount of the notes offered hereby.

Capitalization

The following table sets forth our capitalization as of June 30, 2010:

•	on a consolidated historical basis; and

•	on an as-adjusted basis to give effect to (i) the completion of this offering, (ii) our application of the estimated proceeds from this offering in the manner described in “Use of proceeds” and (iii) the replacement of our existing $1.3 billion revolving credit agreement with the senior secured revolving credit facility, expected to occur in the third quarter of 2010, and further assumes that the principal amount of notes issued in this offering is sufficient to replace the senior secured term loan facility in its entirety.

(unaudited)	As of June 30, 2010
(millions of dollars)	Historical	As adjusted

Cash and cash equivalents(1)	$3,374	$

Short-term debt:
Current maturities of long-term debt	$909		$909

Total short-term debt	909		909
Long-term debt, less current portion:
Senior secured long-term debt(2)	–		–
Existing revolving credit agreement(2)(3)	–		–
Other historical long-term debt	10,093		10,093
Notes offered hereby	–

Total long-term debt, less current portion	10,093

Midstream Subsidiary Note Payable to Related Party	1,349

Total debt	$12,351	$

Stockholders’ equity:
Common stock, par value $0.10 per share (1.0 billion shares authorized, 507.8 million shares issued)	51		51
Paid-in capital	7,407		7,407
Retained earnings	14,454		14,454
Treasury stock (12.9 million shares)	(750)		(750)
Accumulated other comprehensive income (loss)
Gain (losses) on derivative instruments	(88)		(88)
Pension and other post-retirement plans	(419)		(419)

Total accumulated other comprehensive income (loss)	(507)		(507)

Total stockholders’ equity	$20,655		$20,655
Noncontrolling interest	550		550

Total equity	$21,205		$21,205

Total capitalization	$33,556	$

(1)	This does not reflect payment of approximately $187 million of estimated fees and expenses associated with entering into the Facilities. Please see “Description of other indebtedness.”

(2)	Assumes that the principal amount of notes issued in this offering is sufficient to replace the senior secured term loan facility in its entirety. If the proceeds of this offering are insufficient, senior secured long-term debt will increase, dollar-for-dollar, by the amount by which the principal amount of the notes issued hereby is less than the commitments for the senior secured term loan facility. Upon the closing of the senior secured revolving credit facility, we will have available borrowings of up to $5.0 billion, all of which would be secured if borrowed.

(3)	As of August 6, 2010, there were no outstanding borrowings under our existing revolving credit agreement. As of August 6, 2010, approximately $295 million of outstanding letters of credit supported by our existing revolving credit agreement will be transferred to the senior secured revolving credit facility upon the closing thereof.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

Year ended December 31,					Six months ended June 30,
2009(1)	2008	2007	2006	2005	2010	2009(2)

.72x	4.81x	4.66x	5.24x	12.50x	2.31x	.54x

(1)	As a result of our net loss in 2009, our earnings did not cover fixed charges by $299 million.

(2)	As a result of our net loss in the six months ended June 30, 2009, our earnings did not cover fixed charges by $1.1 billion.

For purposes of computing the ratio of earnings to fixed charges, earnings are defined as:

•	income from continuing operations before income taxes and equity method earnings of affiliates; plus

•	fixed charges and distributed income of equity investees.

Fixed charges are defined as the sum of the following:

•	interest expense (including amounts capitalized);
•	amortization of debt discount and issuance cost (expensed and capitalized); and
•	that portion of rental expense which we believe to be representative of an interest factor.

Description of other indebtedness

The Facilities

In July 2010, we obtained firm commitments from a group of banks for $6.5 billion in new financing in the form of a $5.0 billion senior secured revolving credit facility that would mature in five years after closing and a $1.5 billion senior secured term loan facility that would mature in six years after closing. The amount of the senior secured term loan facility will be reduced, dollar-for-dollar, by the principal amount of the notes issued pursuant to this offering. We anticipate that the Facilities will have terms as generally outlined in the summary of terms and conditions described below.

Maturity and interest rates

The senior secured revolving credit facility will mature on the fifth anniversary of the issue date. The senior secured revolving credit facility and the senior secured term loan credit facility, if any, will bear interest under one of two rate options, at our election, either (i) the greater of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) the federal funds rate plus 0.5% and (c) LIBOR plus 1.0%, or (ii) LIBOR (in the case of any senior secured term loan, subject to a LIBOR floor of 1.50% to 1.75%), in each case plus an applicable margin. The applicable margin for the senior secured revolving credit facility will vary depending on our corporate ratings (i) in the case of LIBOR loans, from 2.75% to 3.75% or (ii) in the case of base rate loans, from 1.75% to 2.75%. The applicable margin for the term loan credit facility will vary (i) in the case of LIBOR loans, from 4.00% to 4.50% or (ii) in the case of base rate loans, from 3.00% to 3.50%. In addition, a commitment fee will be payable on the average daily unused portion of the senior secured revolving credit facility. The commitment fee will initially be equal to 0.50%, depending on our corporate ratings, and thereafter will equal a percentage that will vary depending on our corporate ratings, up to a maximum of 0.75%. As of August 6, 2010, approximately $295 million of outstanding letters of credit supported by our existing revolving credit agreement will be transferred to the senior secured revolving credit facility upon the closing thereof, which will reduce the amount available for borrowing thereunder accordingly.

The senior secured term loan, if any, will mature on the sixth anniversary of the issue date and will have quarterly principal payments of 0.25% of the initial outstanding balance.

The credit agreement for the Facilities will require prepayment of the term loan, if any, in the case of any sale or issuance of equity or the sale of certain assets and, under certain circumstances in which the collateral coverage ratio is less than a specified level, permanent reductions in commitments under the senior secured revolving credit facility.

Covenants and events of default

The Facilities will contain various covenants with which we must comply, including, but not limited to, limitations on incurrence of indebtedness, investments, liens on assets, transactions with affiliates, mergers, consolidations, sales of assets and other provisions customary in similar types of agreements. We will also be required to maintain, on a consolidated basis, (1) a maximum leverage ratio of total debt to adjusted EBITDAX of 4.5 to 1.0 at the end of each four-quarter period ending on or before December 31, 2011 and 4.0 to 1.0 thereafter, (2) a minimum ratio of current assets to current liabilities, subject to adjustments, of not less than 1.0 to 1.0 at the end of each fiscal quarter and (3) a minimum collateral coverage ratio of 1.75 to 1.0 at the end of each quarter, based on the annually determined present value of proved reserves included in exploration and production assets in the United States to be mortgaged to the lenders and the annually determined market value of oil and gas properties owned directly or indirectly by the foreign subsidiaries, 65% of whose capital stock will be pledged to the lenders. Additionally, the credit agreement for the Facilities will contain other customary conditions, representations and warranties, events of default and indemnification provisions.

Guarantees and security

The indebtedness under the Facilities, along with certain hedging obligations owed to lenders or their affiliates and certain treasury management obligations owed to lenders or their affiliates, will be guaranteed by certain of our wholly owned domestic subsidiaries (the “subsidiary guarantors”) and secured by a perfected first priority security interest in certain of our and the subsidiary guarantors’ exploration and production assets located in the United States, as well as 65% of the capital stock of certain foreign subsidiaries. While the sum of the assigned value will result in an initial coverage ratio of not less than 3.0x the aggregate amount of the Facilities, the amount of debt secured by “principal properties,” as defined under each of our existing indentures, will be contractually limited to an amount which will not violate our existing lien restrictions in our existing indentures.

Other indebtedness

Please see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, Note 10 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and “Summary—Recent developments” in this prospectus supplement for information regarding additional indebtedness of our company and our subsidiaries.

Description of the notes

In this section, references to “Anadarko Petroleum Corporation,” “we,” “our” and “us” mean only Anadarko Petroleum Corporation and do not include its consolidated subsidiaries.

We are offering our     % Senior Notes due 2017 pursuant to this prospectus supplement. The notes will be issued as a new series of debt securities under the indenture, dated as of September 19, 2006, which we refer to as our indenture, by and between us and The Bank of New York Mellon Trust Company, N.A., as the trustee. As of June 30, 2010, there are nine other series of senior notes outstanding under the indenture aggregating $8.6 billion in principal amount, including $2.4 billion in aggregate principal amount at maturity of Zero Coupon Notes due 2036 which have a current accreted value of $0.6 billion. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of debt securities” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

General

The notes offered hereby will be issued in an initial aggregate principal amount of $                and will mature on          , 2017. The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from          , 2010, or from the most recent date to which interest has been paid or provided for, payable semi-annually on and           of each year, beginning on     , 2011, to the persons in whose names the notes are registered in the security register at the close of business on the           or           preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may, without notice to or the consent of the registered holders of the notes, create and issue additional notes having identical terms and conditions as the notes being issued in this offering in all respects (such notes are referred to as the “additional notes”), except for the price to public, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes. Any such additional notes shall be consolidated and form a single series with the notes being issued in this offering, including for purposes of voting and redemptions.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes. The notes will be effectively subordinated to all of our future secured indebtedness and structurally subordinated to all existing and future indebtedness of our subsidiaries.

Any future claims of holders of our secured indebtedness with respect to assets securing such indebtedness will be prior to any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary of ours upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of June 30, 2010, we had approximately $12.4 billion of total consolidated indebtedness, including the Midstream Subsidiary Note. As of June 30, 2010, on an as-adjusted basis after giving effect to this offering, the closing of the senior secured revolving credit facility and the repayment of the approximately $1.3 billion outstanding under the Midstream Subsidiary Note as of June 30, 2010, and assuming that the principal amount of notes issued in this offering is sufficient to replace the senior secured term loan facility in its entirety:

•	other than amounts securing outstanding letters of credit as described in “Description of other indebtedness,” we would have had no secured indebtedness, and we would have had available capacity under the senior secured revolving credit facility of up to $5.0 billion, all of which would be secured if borrowed; and

•	of our total consolidated indebtedness, approximately $3.7 billion would be primary indebtedness of our subsidiaries, which would be structurally senior to the notes.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes do not contain any covenants (other than those described in this prospectus supplement and the accompanying prospectus) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Optional redemption

We may, at our option, at any time and from time to time, redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below plus, in each case, accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

The quotation agent will determine the sum of the present values of the remaining scheduled payments of principal and interest on the notes, not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted from the maturity date to the date on which the notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 50 basis points.

The quotation agent will utilize the following procedures to calculate the adjusted treasury rate. We will appoint J.P. Morgan Securities Inc. or its successor and two or more other primary U.S. Government securities dealers in the United States as reference dealers, and we will appoint J.P. Morgan Securities Inc. or its successor to act as our quotation agent. If J.P. Morgan Securities Inc. or its successor is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer and/or as quotation agent. The trustee will act as calculation agent.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of the notes to be redeemed which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of such notes. The reference dealers will provide the quotation agent, the calculation agent and the trustee with the bid and ask prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day before the redemption date. The calculation agent will calculate the average of the bid and ask prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if the calculation agent obtains fewer than three reference dealer quotations, it will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price.

If the optional redemption date is after the close of business on an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by us.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee by such method as the trustee deems to be fair and appropriate, although no note of $2,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Covenants

The indenture governing the notes contains certain covenants, including covenants that restrict our ability, and our ability to permit certain of our subsidiaries, to create or incur debt secured by liens. See “Description of debt securities” in the accompanying prospectus.

Limitations on liens

The following is a summary of the limitations on liens contained in the indenture. The following summary supersedes the summary included in the accompanying prospectus under “Description of debt securities—Limitations on liens.”

We will not, and will not permit any restricted subsidiary (as defined below) to, incur, issue, assume or guarantee any indebtedness for money borrowed (all such indebtedness for money borrowed is referred to as “debt”), if such debt is secured by a mortgage (as defined below) on any principal property (as defined below) or on any equity interests in any restricted subsidiary (as defined below), without effectively providing that the notes (together with, if we shall so determine, any other debt or other of our obligations or the obligations of such restricted subsidiary which is not subordinate in right of payment to the prior payment in full of the notes) shall be secured equally and ratably with (or prior to) such secured debt, so long as such secured debt shall be so secured; provided that, we and any restricted subsidiary may incur, issue, assume or guarantee debt secured by a mortgage on any principal property or on any equity interests in any restricted subsidiary without so securing the notes if, after giving effect thereto, the aggregate amount of all debt so secured would not exceed 15% of our consolidated net tangible assets (as defined below) as of a date within 150 days prior to such determination; provided, however, that this restriction shall not apply to, and there shall be excluded from secured debt in any computation under this covenant, debt secured by:

•	mortgages existing at the date of the indenture;

•	mortgages on property of, or any equity interests in, any person (as defined below) existing at the time such person becomes a restricted subsidiary;

•	mortgages in favor of Anadarko Petroleum Corporation or any restricted subsidiary;

•	mortgages on property or equity interests existing at the time of acquisition thereof (including acquisition through merger, consolidation or other reorganization) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any debt incurred prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 180 days after the acquisition of such equity interests for the purpose of financing all or any part of the purchase price thereof or construction thereon, it being understood that if a commitment for such financing is obtained prior to or within such 180-day period, the applicable mortgage shall be deemed to be included in this clause whether or not such mortgage is created within such 180-day period;

•	mortgages on property owned or leased by us or a restricted subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including without limitation, mortgages or easements on property of ours or of any restricted subsidiary related to the financing of such property pursuant to Section 103 of the Internal Revenue Code of 1954, as amended, or any successor section thereto);

•	mortgages to secure partial, progress, advance or other payments or any debt incurred for the purpose of financing all or any part of the purchase price or cost of construction, development or repair, alteration or improvement of the property subject to such mortgage if the commitment for the financing is obtained not later than one year after the latter of the completion of or the placing into operation (exclusive of test and start-up periods) of such constructed, developed, repaired, altered or improved property;

•	mortgages on oil, gas, coal or other minerals in place or on geothermal resources in place, or on related leasehold or other property interests, which are incurred to finance development,

production or acquisition costs (including but not limited to mortgages securing advance sale obligations);

•	mortgages on equipment used or usable for drilling, servicing or operation of oil, gas, coal or other mineral properties or of geothermal properties;

•	mortgages arising in connection with contracts or subcontracts with, or made at the request of, the United States of America, any State thereof or any department, agency or instrumentality of the United States or any State thereof; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any mortgage referred to in the foregoing clauses of this covenant, inclusive or of any debt secured thereby; provided, however, that such extension, renewal or replacement mortgage shall be limited to all or a part of substantially the same property or equity interests that secured the mortgage extended, renewed or replaced (plus improvements on such property).

The following transactions shall not be deemed to create debt secured by a mortgage:

•	the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment; and

•	the sale or other transfer by us or a restricted subsidiary of properties to a partnership, joint venture or other entity whereby we or such restricted subsidiary would retain partial ownership of such properties.

For purposes of the foregoing discussion of limitations on liens, the following definitions are applicable:

“Consolidated net tangible assets” means the aggregate amount of assets of Anadarko Petroleum Corporation and its restricted subsidiaries (less applicable reserves and other properly deductible items but including investments in non-consolidated persons) after deducting therefrom (a) all current liabilities (excluding current maturities of funded debt (as defined below) and any current liabilities constituting funded debt by reason of being renewable or extendible at the option of the obligor) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on a consolidated balance sheet of Anadarko Petroleum Corporation and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded debt” means all indebtedness for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the notes, having a maturity of more than 12 months from the date of issuance or having a maturity of less than 12 months from such date of issuance but by its terms being (i) renewable or extendible beyond 12 months from such date at the option of the obligor or (ii) issued in connection with a commitment by a bank or other financial institution to lend so that such indebtedness is treated as though it had a maturity in excess of 12 months pursuant to generally accepted accounting principles.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal property” means any property interest in oil, gas, coal or other minerals in place or in geothermal resources in place; natural gas, natural gas liquids or crude oil pipeline; distribution system; gathering system; storage facility; or processing plant which is located in the United States or offshore the United States and owned by us or any restricted subsidiary, the gross book value (without deduction of any depreciation or depletion reserves) of which on the date as of which the determination is being made exceeds 5% of consolidated net tangible assets, other than any such property interest; natural gas, natural gas liquids or crude oil pipeline; distribution system; gathering system; storage facility; or processing plant or any portion of the foregoing, which, in the opinion of our board of directors, is not of material importance to the total business conducted by Anadarko Petroleum Corporation and its subsidiaries as an entirety.

“Restricted subsidiary” means a subsidiary (as defined below) of Anadarko Petroleum Corporation except a subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or offshore the United States or (b) which is engaged primarily in financing the operations of Anadarko Petroleum Corporation or its subsidiaries, or both.

“Subsidiary” means any person a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by Anadarko Petroleum Corporation or one or more other subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a person that is not a corporation, ordinarily to appoint or approve the appointment of persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

Events of default

The events of default with respect to the notes are described in the accompanying prospectus under “Description of debt securities—Default, remedies and waiver of default—Events of default.”

Book-entry notes

We will issue the notes only in book-entry form, i.e., as global notes registered in the name of DTC or its nominee. The sale of the notes will settle in immediately available funds through DTC. Notes may not be withdrawn from DTC except in the limited situations described in the accompanying prospectus under “Description of debt securities—Form of debt securities.”

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system, including Clearstream Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System. See “Description of debt securities—Form of debt securities” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

Material United States federal income tax considerations

The following general discussion summarizes the material U.S. federal income tax considerations of the ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion is based upon the Internal Revenue Code of 1986, or the Code, regulations of the Treasury Department, Internal Revenue Service, or IRS, rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We will not seek any rulings from the IRS or opinions of counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons liable for alternative minimum tax;

•	certain U.S. expatriates;

•	passive foreign investment companies;

•	controlled foreign corporations;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar; or

•	pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

IF YOU ARE CONSIDERING BUYING NOTES, WE URGE YOU TO CONSULT YOUR TAX ADVISOR ABOUT THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, AND THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION.

U.S. holders

A “U.S. holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation, regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if a trust has validly elected to continue to be treated as a domestic trust.

Taxation of interest

Interest on the notes is generally taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote. In certain circumstances (see the discussion under “Description of the notes—Optional redemption”), we may pay amounts on the notes that are in excess of the stated interest or principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be different from that described herein.

Sale or other disposition of notes

You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the sum of the amount of cash plus the fair market value of all other property you receive for the note (to the extent such amount does not represent accrued but unpaid interest, which will be included as ordinary interest income to the extent you have not previously included such amounts in income), minus your adjusted tax basis in the note. Your adjusted tax basis in a note generally is the price you paid for the note. Any such gain or loss on a taxable disposition of a note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year at the time of the sale or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting and backup withholding generally will apply to payments of interest and principal on, or the proceeds of the sale or other disposition of, notes held by you unless you are an exempt recipient or, in the case of backup withholding, you provide us or the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

New legislation relating to net investment income

For taxable years beginning after December 31, 2012, newly-enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain United States individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property, less certain deductions.

Prospective holders should consult their tax advisors with respect to the tax consequences of the new legislation described above.

Non-U.S. holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and are for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

Taxation of interest

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that you properly certify as to your non-U.S. status, as described below, and:

•	you do not actually or constructively own 10% or more of the total voting power of all our voting stock;

•	you are not a controlled foreign corporation related (directly or indirectly) to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States.

You can generally meet the certification requirement by providing us or our paying agent with a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) signed under penalties of perjury, which provides your name and address and certifies that you are a non-U.S. holder. If you hold the notes through a securities clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on your behalf, such financial institution must certify under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) must be attached to such certification. Special rules may apply to holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Subject to the discussion under “—Income or gain effectively connected with a U.S. trade or business,” a non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

Sale or other disposition of notes

Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, such gain is attributable to a permanent establishment or a fixed base maintained by you in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain, as described below under “—Income or gain effectively connected with a U.S. trade or business,” unless an applicable income tax treaty provides otherwise. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on such gain, which may be offset by capital losses allocable to U.S. sources.

Income or gain effectively connected with a U.S. trade or business

If interest on a note or gain from the sale, exchange, redemption, retirement of other taxable disposition of a note is effectively connected with your conduct of a trade or business in the United States (and, if required under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by you in the United States), then such income or gain generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporate holder, such income or gain may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed Form W-8ECI, signed under penalties of perjury.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding generally will not apply to payments of interest and principal on a note if you duly provide a certification as to your foreign status, or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by a broker that has certain U.S. connections unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption.

U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, and any excess may be refundable if the proper information is provided to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated                  , 2010, the underwriters named below, for whom J.P. Morgan Securities Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective aggregate principal amount of notes listed opposite their names below.

Principal amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Banc of America Securities LLC
DnB NOR Markets Inc.
RBS Securities Inc.
SG Americas Securities, LLC
Wells Fargo Securities, LLC

Total	$

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then the underwriters are committed to purchase all of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that the total expenses of this offering, including registration and filing fees, printing fees, rating agency, trustee and legal and accounting fees, but excluding underwriting discounts and commissions, will be approximately $2.6 million.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a portion of the notes to underwriters and selling group members for their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The notes are offered for sale only in those jurisdictions in the United States where it is legal to make such offers. The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any national securities exchange or to arrange for the notes to be quoted on any quotation system. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the notes.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Selling restrictions

The notes may be offered and sold in the United States and certain jurisdictions outside of the United States in which such offer and sale is permitted.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State,” from and including the date on which the European Union Prospectus Directive, or the “EU Prospectus Directive,” is implemented in that Relevant Member State, or the “Relevant Implementation Date,” an offer of notes described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any note in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State, and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Neither we nor any of the underwriters have authorized, and do not authorize, the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (1) persons who are outside the United Kingdom or (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the “Order,” or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Hong Kong

The notes may not be offered or sold to persons in Hong Kong by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of

Hong Kong, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted to do so under the securities laws of Hong Kong, other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the “Financial Instruments and Exchange Law,” and each underwriter has agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity incorporated or organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. J.P. Morgan Securities Inc. acted as arranger, and JPMorgan Chase Bank, N.A., one of its affiliates, is expected to act as administrative agent and a lender, for our new senior secured revolving credit facility. In addition, JPMorgan Chase Bank, N.A. acts as administrative agent and a lender under our existing revolving credit facility and as one of the third-party investors that made a cash contribution to Trinity in connection with the establishment of the Midstream Subsidiary Note, which is expected to be repaid with a portion of the proceeds of the notes. In addition, affiliates of each of J.P. Morgan Securities Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Banc of America Securities LLC, DnB NOR Markets Inc., RBS Securities Inc., SG Americas Securities, LLC and Wells Fargo Securities, LLC are lenders under our existing revolving credit facility and/or third-party investors that made cash contributions to Trinity in connection with the establishment of the Midstream Subsidiary Note. An affiliate of Banc of America Securities LLC is also an equity investor in Trinity Associates LLC, the lender under the Midstream Subsidiary Note. In addition, affiliates of each of the underwriters are expected to act as lenders under our new senior secured revolving credit facility.

Some of the affiliates of the underwriters are also lenders under WES’s revolving credit facility and perform various financial advisory and investment banking services for WES and other of our subsidiaries and affiliates.

In addition, certain of the underwriters and their affiliates, from time to time in the ordinary course of their business, provide letters of credit and leases of equipment or other assets to us and our subsidiaries, hold long or short positions in our debt or equity securities and act as our and our subsidiaries’ counterparties to various swaps, hedges and other derivative transactions. We expect that any swap agreements, commodity hedging agreements and cash management arrangements provided by affiliates of the underwriters will be secured by the collateral under the new senior secured revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

See “Conflicts of interest.”

Conflicts of interest

We intend to use at least 5% of the net proceeds of this offering to repay indebtedness under the Midstream Subsidiary Note. See “Use of proceeds.” Certain affiliates of the underwriters have made cash contributions to Trinity, the lender under the Midstream Subsidiary Note, in exchange for a Class B member cumulative preferred interest in Trinity in connection with the establishment of the Midstream Subsidiary Note. Because at least 5% of the total net offering proceeds, not including underwriting compensation, of this offering will be paid to affiliates of J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC and RBS Securities Inc. as a result of our repayment of the Midstream Subsidiary Note, each of them has a conflict of interest within the meaning of NASD Conduct Rule 2720 of FINRA, or Rule 2720. Accordingly, this offering is being made in compliance with the requirements of Rule 2720. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as we expect the offered notes will be rated investment grade.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC and RBS Securities Inc. will not confirm sales of the debt securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

See “Underwriting—Other relationships” for additional information about our relationships with the underwriters.

Legal matters

Vinson & Elkins L.L.P. will pass upon the validity of the notes offered hereby. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of Anadarko as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas prospects is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-8968). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.anadarko.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

This prospectus supplement and the accompanying prospectus form part of a registration statement we have filed with the SEC relating to, among other things, the notes. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the notes. The statements this prospectus supplement and the accompanying prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

Our common stock is listed on the New York Stock Exchange under the symbol “APC.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 11 Wall Street, 5th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed February 18, 2010, March 11, 2010, March 16, 2010, May 19, 2010 and August 6, 2010.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Anadarko Petroleum Corporation
Attention: Corporate Secretary
1201 Lake Robbins Dr.
The Woodlands, Texas 77380
(832) 636-1000

Glossary of oil and natural gas terms

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

BOE: One stock tank barrel of oil equivalent, using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

Condensate: Hydrocarbons which are in a gaseous state under reservoir conditions but which become liquid at the surface and may be recovered by conventional separators.

Mcf: One thousand cubic feet of natural gas. For the purposes of this prospectus supplement and in the accompanying prospectus, this volume is stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit.

Natural gas liquids: Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

Oil: Crude oil, condensate and natural gas liquids.

Proved oil and gas reserves: Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations.

G-1

Prospectus

Anadarko Petroleum Corporation

Debt Securities
Common Stock
Preferred Stock
Depositary Shares

We, Anadarko Petroleum Corporation, may offer from time to time our debt securities, common stock, preferred stock and depositary shares. We refer to our debt securities, common stock, preferred stock and depositary shares collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “APC.”

See “Risk Factors” on page 5 for information about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 14, 2009.

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Anadarko” and to the “company,” “we,” “us” or “our” are to Anadarko Petroleum Corporation and its consolidated subsidiaries.

Where you can find more information

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-8968). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our website at http://www.anadarko.com. You may also read and copy at prescribed rates any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like Anadarko, that file electronically with the SEC.

Our common stock is listed on the New York Stock Exchange under the symbol “APC.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 11 Wall Street, 5th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, information furnished rather than filed), prior to the termination of the offerings under this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2009 and June 30, 2009;

•	our current reports on Form 8-K, filed with the SEC on February 26, 2009, March 6, 2009, May 12, 2009, May 15, 2009, May 22, 2009 and June 12, 2009; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on September 3, 1986.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Anadarko Petroleum Corporation
Attention: Corporate Secretary
1201 Lake Robbins Drive
The Woodlands, Texas 77380
(832) 636-1000

Forward-looking statements

We have made in this prospectus and in the reports and documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the operations, economic performance and financial condition of Anadarko. These forward-looking statements include information concerning future production and reserves of Anadarko, schedules, plans, timing of development, contributions from oil and gas properties, and those statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on these expressions.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, our assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources, capital expenditures and other contractual obligations, the supply and demand for and the price of oil, natural gas, natural gas liquids (NGLs) and other products or services, volatility in the commodity futures markets, currency exchange rates, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes and pipeline throughput, general economic conditions, either internationally or nationally or in the jurisdictions in which we or our subsidiaries are doing business, legislative or regulatory changes, including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations, potential environmental or other obligations arising from Kerr-McGee Corporation’s former chemical business, the securities, capital or credit markets, our ability to repay debt, the outcome of our proceedings related to the Algerian exceptional profits tax and other factors discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” included in our annual report on Form 10-K for the year ended December 31, 2008, in “Risk Factors” included in our quarterly report on Form 10-Q for the three months ended June 30, 2009 and in our other public filings, press releases and discussions with Company management. We undertake no obligation to publicly update or revise any forward-looking statements.

About us

Anadarko is among the largest independent oil and gas exploration and production companies in the world, with 2.28 billion barrels of oil equivalent (BOE) of proved reserves as of December 31, 2008. Anadarko’s primary business segments are vertically integrated within the oil and gas industry. These segments are managed separately because of the nature of their products and services, as well as unique technology, distribution and marketing requirements. The Company’s three operating segments are:

Oil and gas exploration and production—This segment explores for and produces natural gas, crude oil, condensate and NGLs. The Company’s major areas of operation are located onshore in the United States, the deepwater of the Gulf of Mexico and Algeria. Anadarko also has production in China and is executing strategic exploration programs in several other countries, including Ghana and Brazil.

Midstream—This segment engages in gathering, processing, treating and transporting Anadarko and third-party oil and gas production. The Company owns and operates natural gas gathering, treating and processing systems in the United States.

Marketing—This segment sells most of Anadarko’s production, as well as commodities purchased from third parties. The Company actively markets natural gas, oil and NGLs in the United States, and actively markets oil from Algeria and China.

The Company also has hard minerals properties that contribute to operating income through non-operated joint ventures and royalty arrangements in several coal, trona (natural soda ash) and industrial mineral mines located on lands within and adjacent to its Land Grant holdings. The Land Grant is an 8 million acre strip running through portions of Colorado, Wyoming and Utah and is where the Company owns most of its fee mineral rights. Anadarko is committed to minimizing its impact on the environment from exploration and production activities of its worldwide operations through programs such as carbon dioxide (CO2) sequestration and the reduction of surface area used for production facilities.

Our principal executive offices are located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380, and our telephone number is (832) 636-1000. We maintain a website on the Internet at http://www.anadarko.com. Information that you may find on our website is not part of this prospectus.

Risk factors

You should carefully consider the factors contained in our annual report on Form 10-K for the fiscal year ended December 31, 2008 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” and in our quarterly report on Form 10-Q for the three months ended June 30, 2009 under the heading “Risk Factors” before investing in our securities. You should also consider similar information contained in any annual report on Form 10-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.

Use of proceeds

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and any accompanying prospectus supplement for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;
•	working capital;
•	capital expenditures; and
•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest proceeds in short-term marketable securities.

Ratios of earnings to fixed charges and earnings to
combined fixed charges and preferred stock dividends

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

Six months
ended
	Year ended December 31,					June 30,
	2008	2007	2006	2005	2004	2009(1)

Ratio of earnings to fixed charges	4.79x	4.66x	5.24x	12.50x	5.80x	–
Ratio of earnings to combined fixed charges and preferred stock dividends	4.79x	4.64x	5.21x	12.15x	5.70x	–

(1)	As a result of the Company’s net loss in the first six months of 2009, the Company’s earnings for the six months ended June 30, 2009 did not cover fixed charges by $1.1 billion, and did not cover combined fixed charges and preferred stock dividends by $1.1 billion.

These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income from continuing operations before income taxes and fixed charges and excludes undistributed earnings of equity investees. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required to pay the dividends on outstanding preferred stock. Additionally, the Company redeemed and subsequently retired its remaining preferred stock for $45 million in the second quarter of 2008.

Description of debt securities

General

The debt securities will be issued under an indenture, dated as of September 19, 2006, between Anadarko and The Bank of New York Mellon Trust Company, N.A. (formerly, The Bank of New York Trust Company, N.A.), and will not be secured by any property or assets of Anadarko. Thus, by owning a debt security, you are one of our unsecured creditors.

The debt securities will rank equally with all of our other unsecured and unsubordinated debt.

The indenture does not limit our ability to incur additional indebtedness.

The debt indenture and its associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the indenture with the SEC as an exhibit to our registration statement. See “Where You Can Find More Information” above for information on how to obtain copies of this document.

This section and your prospectus supplement summarize all the material terms of the indenture and your debt security. They do not, however, describe every aspect of the indenture and your debt security. For example, in this section we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

Indenture

The debt securities are governed by a document called an indenture. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A.

The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Series of debt securities

We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of the indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under the indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to a series of debt securities, we mean a series issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of issuances

The indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

The indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal amount, stated maturity and maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific terms of debt securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your debt security is a fixed-rate debt security, a floating-rate debt security or an indexed debt security;

•	if your debt security is a fixed-rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

•	if your debt security is a floating-rate debt security, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

•	if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•	if your debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of Anadarko or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if your debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and multiples of $1,000;

•	the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	the names and duties of any co-trustees, depositaries, paying agents, transfer agents or registrars for your debt security; and

•	any other terms of your debt security, which could be different from those described in this prospectus.

Governing law

The debt indenture and the debt securities will be governed by New York law.

Form of debt securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indenture. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Alternext US LLC (formerly the American Stock Exchange, Inc.) and the Financial Industry Regulatory Authority.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and similar transactions

We are generally permitted under the indenture to merge or consolidate with another corporation or other entity. We are also permitted under the indenture to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not Anadarko the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture. The successor entity may be organized under the laws of any jurisdiction, whether in the United States or elsewhere.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Anadarko but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture. Also, if we merge, consolidate or sell substantially all of our assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities, including the imposition of U.S. withholding taxes in relation to future interest payments. Our succession by a non-U.S. entity could also impede the effective exercise of remedies available to the trustee or holders of debt securities following an event of default with respect to such debt securities.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or

•	the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Limitations on liens

Neither we nor any domestic subsidiary of ours will issue, assume or guarantee any debt secured by a mortgage, lien, pledge or other encumbrance upon real or personal property of ours or of any of our domestic subsidiaries that is located in the continental U.S. without providing that the debt securities will be secured equally and ratably or prior to the debt so long as the debt is so secured. However, this provision shall not apply to the following:

•	Mortgages existing on the date of the indenture;

•	Mortgages existing at the time a corporation, limited liability company, limited partnership or other entity becomes a domestic subsidiary of ours or at the time it is merged into or consolidated with us or a domestic subsidiary of ours;

•	Mortgages in favor of Anadarko or any domestic subsidiary of ours;

•	Mortgages on property (a) existing at the time of the property’s acquisition, (b) to secure payment of all or part of the property’s purchase price, or (c) to secure debt incurred prior to, at the time of or within 180 days after the acquisition, the completion of construction or the commencement of full operation of the property or for the purpose of financing all or part of the property’s purchase price;

•	Mortgages in favor of the United States of America, any state, any other country or any political subdivision required by contract or statute;

•	Mortgages on property to secure all or part of the cost of construction, development or repair, alteration or improvement of the property not later than one year after the completion of or the placing into operation the property;

•	Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, which are incurred to finance development, production or acquisition costs;

•	Mortgages on equipment used or usable for drilling, servicing or operation of oil, gas, coal or other mineral properties or of geothermal properties;

•	Mortgages required by any contract or statute in order to permit us or a subsidiary of ours to perform any contract or subcontract made with or at the request of the U.S., any state or any department, agency or instrumentality of either; or

•	Any extension, renewal or replacement of any mortgage referred to in the preceding items or of any debt secured by those mortgages as long as the extension, renewal or replacement will be limited to substantially the same property (plus improvements) which secured the mortgage.

Notwithstanding anything mentioned above, we and any one or more of our domestic subsidiaries may issue, assume or guarantee debt secured by mortgages that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other debt of ours and our domestic subsidiaries that would otherwise be subject to the foregoing restrictions, does not at any one time exceed 15% of our Consolidated Net Tangible Assets, which is defined as the aggregate amount of assets of Anadarko and its domestic subsidiaries after deducting therefrom all current liabilities (other than current maturities of long term debt), goodwill, unamortized debt discount and expense and other like intangibles as calculated on our consolidated balance sheet as of a date within 150 days prior to the date of determination.

In addition, the preceding restrictions shall apply only to the following types of property:

•	minerals or geothermal resources in place, pipelines, distribution or gathering systems, storage facilities or processing plants located in the U.S. and owned by us or any domestic subsidiary, the gross book value of which exceeds 5% of our Consolidated Net Tangible Assets, other than any such property which, in the opinion of our board of directors, is not of material importance to our total business; and

•	equity interests in our domestic subsidiaries.

The following types of transactions shall not be deemed to create debt secured by mortgages: (1) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize from the sale or transfer a specified amount (however determined) of money or such minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil payment or a production payment, and (2) the sale or other transfer by Anadarko or a domestic subsidiary of properties to a partnership, joint venture or other entity in which we or our domestic subsidiary would retain partial ownership of the properties.

Default, remedies and waiver of default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 60 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we default in the payment when due of other funded debt in an aggregate principal amount in excess of $100,000,000, causing such debt to become due before its stated maturity, and such default is not cured within 30 days after notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series;

•	we remain in breach of our covenants regarding mergers or sales of substantially all of our assets, our covenant regarding liens, or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to Anadarko occur. Those events must arise under U.S. federal or state law, unless we merge, consolidate or sell our assets as described above and the successor firm is a non-U.S. entity. If that happens, then those events must arise under U.S. federal or state law or the law of the jurisdiction in which the successor firm is legally organized; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

Remedies if an event of default occurs

If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Anadarko, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

Indentures governing our outstanding public debt contain so-called “cross-acceleration” events of default, and the absence of such an event of default in the indenture could disadvantage holders of the debt securities by preventing the trustee from pursuing remedies under the indenture at a time when our other creditors may be exercising remedies under these other indentures.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Wavier of default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Annual information about defaults to the trustee

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default under the indenture.

Modifications and waivers

There are three types of changes we can make to the indenture and the debt securities.

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change, including, among others:

•	changing the stated maturity for any principal or interest payment on a debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	changing the currency of any payment on a debt security;

•	changing the place of payment on a debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the indenture or to waive defaults; and

•	changing the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

The second type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

•	If the change affects the debt securities of more than one series of debt securities, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose (and of any affected series that by its terms is entitled to vote separately as a series, as described below).

•	If the terms of a series entitle the holders of debt securities of such series to vote as separate class on any change, it must be approved as required under those terms.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above, unless that holder approves the waiver.

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, exchange and transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Paying agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our relationship with the trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee.

Description of capital stock

As of the date of this prospectus, we are authorized to issue up to 1,000,000,000 shares of common stock, par value $0.10 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following documents:

•	our restated certificate of incorporation, which is incorporated by reference to Exhibit 3.3 to our Form 8-K dated May 21, 2009;

•	our by-laws, as amended and restated as of May 21, 2009, which are incorporated by reference to Exhibit 3.4 to our Form 8-K dated May 21, 2009; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on September 3, 1986.

Common stock

Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of preferred stock.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights except in limited circumstances as described below under “—Anti-Takeover Provisions of Anadarko’s Charter and By-laws—Cumulative Voting.”

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “APC.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services, P.O. Box 358016, Pittsburgh, Pennsylvania 15252-8016. Its phone number is (888) 470-5786.

Miscellaneous. The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of our common stock are not convertible into shares of any other class of capital stock.

Preferred stock

Our restated certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of preferred stock in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may amend from time to time our restated certificate of incorporation to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the outstanding shares. As of the date of this prospectus, no shares of preferred stock have been reserved for issuance.

The following describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our restated certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock. Additionally, any applicable prospectus supplement will describe:

•	the distinctive serial designation and the number of shares;

•	the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

•	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•	whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•	any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our restated certificate of incorporation.

The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

Anti-takeover provisions of Anadarko’s charter and by-laws

Our restated certificate of incorporation and by-laws contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders. Under our by-laws, special meetings of stockholders may only be called by a majority of our board, our chairman of the board, our chief executive officer or our president.

Advance Notice Procedures for Director Nominations and Stockholder Proposals. Our by-laws provide the manner in which stockholders may give notice of director nominations and other business to be brought before an annual meeting. In general, to nominate a director or bring a matter before an annual meeting, a stockholder must give written notice to Anadarko’s Secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting, the stockholder notice must be received not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the 10th day following the day on which Anadarko publicly announces the date of the annual meeting. The stockholder notice must also include specific information regarding the stockholder and the director nominee or business to be brought before the annual meeting, as described in our by-laws. The advance notice procedures for director nominations and stockholder proposals set forth in our by-laws are in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934, as amended.

Board Classification and Director Removal. At the 2009 Annual Meeting of Stockholders, our stockholders approved certain amendments to our then-existing restated certificate of incorporation. These amendments provided for, among other things, the phased elimination over three years of our classified board and the annual election of our directors beginning in 2012. Until our board is declassified, our directors may be removed only for cause, and after that time, may be removed with or without cause, in each case with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies resulting from any increase in the number of directors or from death, resignation, disqualification, removal or other cause may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Fair Price Provision. Our restated certificate of incorporation requires that business combinations, which term is defined to include certain mergers, asset sales, security issuances, recapitalizations and liquidations, with an interested person or affiliate or associate of an interested person be approved by the affirmative vote of not less than 80% of our voting stock. For purposes of our restated certificate of incorporation, an interested person is any person who beneficially owns 5% or more of the outstanding shares of our voting stock or who, at any time within the two-year period immediately prior to the date in question, beneficially owned 5% or more of the then-outstanding shares of our voting stock. The supermajority voting requirement for business combinations does not apply if: (i) a majority of the directors who are unaffiliated with the interested stockholder and who were in office before the interested stockholder became an interested stockholder approve the transaction or (ii) specified fair price, form of consideration and other conditions are met.

Cumulative Voting. Directors will be elected by cumulative voting in any election on or after the date on which any 30% stockholder becomes a 30% stockholder, and until the time as no 30% stockholder exists. A 30% stockholder is defined in our restated certificate of incorporation as any person who beneficially owns 30% or more of the outstanding shares of our voting stock or who, at any time within the two-year period immediately prior to the date in question, beneficially owned 30% or more of the then-outstanding shares of our voting stock.

Amendment of Charter. Amendments to our restated certificate of incorporation generally must be approved by our board and by a majority of our outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class entitled to vote on the amendment as a class. However, the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of the then-outstanding shares of voting stock is required to amend or repeal provisions of our restated certificate of incorporation relating to (i) the elimination of our classified board, (ii) the limitation or elimination of directors’ liability to us and our stockholders, (iii) business combinations with interested stockholders as described above, (iv) prohibition of stockholder action by written consent and special meetings of stockholders and (v) the supermajority voting requirement to amend certain provisions of our restated certificate of incorporation.

Preferred Stock Issuances. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us which is not approved by our board of directors, it would be possible for our board of directors to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our restated certificate of incorporation and the applicable rules of the stock exchanges upon which our common stock is listed. The consent of the holders of our common stock would not be required for any issuance of preferred stock in these situations.

Delaware anti-takeover law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or the “DGCL,” an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of a corporation’s assets and certain other transactions resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	the corporation’s board approves the transaction that resulted in the stockholder an interested stockholder before the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by the corporation’s officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board and authorized at a meeting of the corporation’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or by-laws, elect for the corporation not to be governed by Section 203, which amendment will generally be effective 12 months after adoption. Neither our restated certificate of incorporation nor our by-laws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Limitation of liability; indemnification

Our restated certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our by-laws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Description of depositary shares

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the depositary agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC in connection with any offering of depositary shares, and you should read those documents for the full legal text of the matters described in this section and in the prospectus supplement relating to the issue and for provisions that may be important to you. See “Where You Can Find More Information” above for information on how to obtain copies of these documents.

The particular terms of any issue of depositary shares will be described in the prospectus supplement relating to the issue. Those terms may vary from the terms described in this section. As you read this section, please remember that the specific terms of your depositary shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your depositary shares.

Dividends and other distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of depositary shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and termination of the depositary agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other taxes (including transfer taxes) and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be at the expense of those holders.

Withdrawal of preferred stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and removal of depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

Legal matters

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

Experts

The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas prospects is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.